Exhibit 99.1

                          Capital Properties, Inc.
                               100 Dexter Road
                     East Providence, Rhode Island 02914
                            Tel:   (401) 435-7171
                            Fax:   (401) 435-7179

                                PRESS RELEASE
                                -------------

                               August 23, 2004

             Capital Properties, Inc. Announces Amex Response to
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             Request for Extension of Time to Convert to a Real
             --------------------------------------------------
                           Estate Investment Trust
                           -----------------------

                            FOR IMMEDIATE RELEASE

East Providence, Rhode Island: Capital Properties, Inc. (AMEX Symbol "CPI") today announced that the American Stock Exchange had turned down its request to extend the time during which it might make an election to be taxed as a real estate investment company from March 2005 to March 2011. The Company stated that the Board of Directors would consider the impact of this decision at its next regularly scheduled board meeting in October 2004 after consulting with its majority stockholders, Mr. and Mrs. Robert Eder, its tax advisors and counsel. Ronald P. Chrzanowski, President of Capital Properties, Inc., stated: "Our request was designed to afford the Company the option of making the election at a time which would maximize the benefit to stockholders, and we are disappointed that Amex felt that its rules precluded granting us the extension requested."

Capital Properties, Inc.'s business consists of leasing (a) real property located in downtown Providence, Rhode Island for commercial development by third parties, and (b) locations along interstate and primary highways in Rhode Island and Massachusetts for outdoor advertising purposes, and the operation of a petroleum storage facility located in East Providence, Rhode Island.



Contact:
Barbara J. Dreyer, Treasurer
(401) 435-7171


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